Exhibit 16.1

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

We have read the statements made by Progressive Care Inc. regarding the change in its independent registered public accounting firm, which we understand will be filed with the Securities and Exchange Commission in the Prospectus which is part of a Registration Statement on Form S-1 dated November 6, 2020. We are in agreement with the statements as they relate to our firm.

Miami, Florida

November 6, 2020